Exhibit 10.1

AMENDED AND RESTATED PURCHASE AGREEMENT

This AMENDED AND RESTATED PURCHASE AGREEMENT (“Amended Agreement”) is entered into as of December 8, 2025 by and among Marc Angell and Jacquie Angell (the "Seller(s)"), GetGolf.com, whose principal place of business is located at 7411 E 6th Ave., Suite 104, Scottsdale, AZ 85251(the "Buyer"), and The Marquie Group, Inc., a Florida corporation (“TMGI”) concerning the sale and transfer of all Seller's interests in The Marquie Group, Inc. a public company organized under the laws of Florida (the "Company" or "TMGI").

RECITALS

WHEREAS, the Parties previously entered into that certain Purchase Agreement dated October 20, 2025 (the “Original Agreement”), pursuant to which GetGolf.com agreed to acquire the voting control block of The Marquie Group, Inc. (“TMGI”) from Marc and Jacquie Angell, and assume certain operational responsibilities of TMGI;

WHEREAS, the Parties desire to amend and restate the Original Agreement to clarify that 100% of the issued and outstanding shares of Simply Whim, Inc., a Wyoming corporation, which holds all intellectual property, trade names, formulas, product rights, and branding, including, but not limited to, Whim®, Simply Whim™, Age is Not a Skin Type®, Inner Health & Outer Beauty®, Beauty Buzz™, VitaWhims™ and related marks and products, shall be transferred back to Marc and Jacquie Angell at Closing, and that TMGI shall cease all operations related to those products;

WHEREAS, the Parties further desire to amend and restate the Original Agreement to provide that 100% of the issued and outstanding shares of Music of Your Life, Inc., a Nevada corporation, which holds all trademarks, copyrights, content libraries, licenses, and branding for the “Music of Your Life” product line, shall likewise be transferred back to Marc and Jacquie Angell at Closing;

WHEREAS, the Parties acknowledge that the Original Agreement did not clearly memorialize the conveyance, cancellation, or reissuance of the Series A Preferred Shares of TMGI, including their transfer from the Sellers to GetGolf.com and its subsequent designees Jeff Foster and Kelly Kirchhoff, and thus desire to amend and restate the Agreement to expressly document such transfers;

WHEREAS, the Parties further acknowledge that the Original Agreement did not address the return-to-treasury of certain TMGI shares held by the Angell Family Trust, which shares were intended to be surrendered and cancelled as part of the transfer of control, and therefore desire to expressly include such provisions herein;

WHEREAS, the Parties further desire to include TMGI as a direct party to this Amended and Restated Agreement, so that TMGI may formally approve and effect the corporate actions required to consummate the transfers, cancellations, divestitures, and restructuring described herein;

WHEREAS, the Parties now wish to amend and restate the Original Agreement in its entirety to accurately reflect the agreed-upon structure of the transaction, the divestiture of non-golf assets, the post-Closing operational focus of TMGI, and the intended allocation of voting and economic rights among the Parties;

I. Purchase of Shares and Consideration

1.1 Control Shares. Sellers hereby agree to sell, assign, convey, and transfer to Buyer all of Seller’s right, title, and interest in all Series A Preferred Shares of The Marquie Group, Inc., as detailed in Schedule A (the “Control Shares”), representing majority voting control of TMGI.

At Closing:

(a) All Series A Preferred Shares held by Sellers shall be delivered to GetGolf.com to be held by GetGolf.com’s designees Jeff Foster and Kelly Kirchhoff, in the allocations designated by Buyer; and

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(b) TMGI shall record the issuance, cancellation, and reissuance of the Series A Preferred Shares as required.

1.2 Purchase Price. The Purchase Price shall be $500,000, Five Hundred Thousand Dollars paid over 12 consecutive months beginning on the date of Closing as described below (the "Purchase Price"), as follows:

(i) Consulting Payment: Buyer shall pay Seller Marc Angell (i) an initial payment of $150,000; and (ii) $12,500 per month for 12 months (collectively, the "Consulting Payments"). Payments due hereunder shall be due within five (5) business days of their due date, via wire transfer to an account designated by Marc Angell. The foregoing payments shall be expressly made in consideration of Marc Angeli's continued service as TMGT's Secretary, Treasurer and Chief Financial Officer per the Consulting Agreement attached as Schedule B;

(ii) Note Payment: Buyer shall pay Seller Jacquie Angell $12,500 per month for 12 months as payment toward the Jacquie Angell Promissory Note attached as Schedule C (the "Note"). The terms of the Jacquie Angell Promissory Note shall remain in full force and effect in Schedule C (the "Note Payment"). Notwithstanding anything to the contrary in the Agreement or otherwise, the Jacquie Angell Promissory Note attached as Schedule C may not be written off, decreased in value, forgiven, modified, amended, or otherwise altered in any maimer that would reduce the principal amount, interest rate, or any other term thereof or otherwise diminish the value of the Note to Seller Jacquie Angell. Any attempt to do so shall be null and void and constitute an immediate Event of Default under Section 6 of the Agreement;

(iii) Closing Payment: Buyer shall pay Sellers $20,000 as a condition of Closing (as defined below in Paragraph 3), in addition to the payments noted above (the “Closing Payment").

1.3 Exclusion of Property. Sellers shall retain all rights, title, and interest in and to any trademarks, copyrights, domain names, software code, processes, music, equipment, and any other intellectual or tangible property developed or owned by Sellers relating to The Music of Your Life identified and attached as Schedule D (the “Excluded Assets”).

1.4 Buyer's Assets. Buyer hereby agrees to assign, and transfer to TMGI all rights, title, and interest in, including majority ownership interest in various golf related assets: "Stand By Golf", "Mountain Brook Golf", and "Apache Creek", as detailed in Schedule E attached hereto (the "Buyer's Assets").

1.5 Divestiture of Music of Your Life, Inc. Effective at Closing, the Parties agree that 100% of the issued and outstanding shares of Music of Your Life, Inc., a Nevada corporation (“MYLI”), as detailed in Schedule A, shall be transferred back to Marc and Jacquie Angell, including all trademarks, copyrights, recordings, broadcasts, media assets, licensing rights, merchandising rights, and other intellectual property or tangible assets associated with the “Music of Your Life” brand and business as detailed in Schedule D, (collectively, the “MYLI Assets”) such that TMGI shall have no post-Closing rights or continuing obligations relating to Music of Your Life, Inc., its operations, or its intellectual property.

1.6 Return to Treasury of Angell Family Trust Shares. At Closing, the Sellers shall deliver to TMGI for immediate cancellation and return to treasury all shares of TMGI common stock and/or preferred stock held by the Angell Family Trust, as detailed in Schedule A, except for those expressly enumerated in this Agreement as shares being transferred to Buyer.

TMGI shall take all required corporate actions to:

(a) Cancel such shares;

(b) Update its stock ledger, transfer agent records, and corporate books; and

(c) Ensure no continuing shareholder rights attach to the cancelled shares.

2. Assumed Obligations

2.1 Service Provider Balance. Seller represents that the Company owes approximately $44,400 in total to service providers, plus an ongoing monthly commitment of $5,802, not including consulting agreement, as itemized in Schedule F (the "Service Provider Balance"). Seller warrants this amount is an accurate estimate as of the date of signing this agreement.

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2.2 Assumption of Liabilities. Buyer, through the Company, agrees to assume all debts of the Company as listed in the May 31, 2025 10-K filing. Buyer's assumption of such liabilities is made solely in his capacity as an officer and/or director of TMGI, and Buyer shall have no personal liability, obligation, or responsibility for any corporate debts, liabilities, or obligations of TMGI, whether arising before, on, or after Closing.

2.3 Due Diligence Period. Buyer shall have 4 days from the signing this agreement to conduct due diligence. If material undisclosed liabilities are discovered, Buyer may terminate this Agreement with no penalty, and such termination shall not result in any personal liability or obligation on the part of Buyer for any corporate obligations discovered during due diligence.

2.4 Prepayment of Monthly Obligations. Buyer may prepay any and all monthly obligations in this Agreement without prepayment penalty.

3. Closing

3.1 Conditions Precedent to Closing. This Agreement shall be deemed completed when all of the following have occurred (the “Closing”) and shall occur 4-days from the signing of this Agreement (the “Closing Date”.)

3.2 Seller Conditions. Seller’s obligations are conditioned upon:

(a) Transfer of Company bank account at US Bank;

(b) Transfer of Control Shares to Buyer;

(e) Introduce Buyer to service providers as new CEO.

3.3 Buyer Conditions. Buyer's obligations are conditioned upon:

(a) Closing Payment noted in Section 1.2 (iii);

(b) Assignment of Assets to TMGI as listed in Schedule E;

(c) Payment of outstanding Service Provider balances as noted in Schedule F;

(d) Assumption of Service Provider Monthly Budget as noted in Schedule G.

4. Representations and Warranties

4.1 By Seller. Seller represents and warrants and covenants to Buyer that:

(a) All shares being transferred are owned by Seller and free of liens;

(c) All material liabilities and obligations of TMGI are fully disclosed;

(d) No additional material liabilities of the Company exist other than those disclosed;

(e) TMGI is in good standing with all regulatory authorities;

(f) No pending or threatened litigation against TMGI.

4.2 By Buyer. Buyer represents and warrants:

(a) Buyer has the authority and capacity to execute and perform this Agreement;

(b) Buyer intends to continue operating TMGI in compliance with applicable laws and regulations;

(c) Buyer has sufficient resources to operate TMGI post-Closing and meet the financials obligations listed herein.

4.3 Survival All representations and warranties shall survive Closing for 24 months.

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5. Covenants

5.1 Mutual Non-Disparagement. Each party agrees not to make any public or private statements that disparage the other party, their affiliates, or their performance, actions, or decisions related to TMGI.

5.2 Non-Compete. Seller agrees not to compete with TMGI's business for 36 months post-Closing within TMGI's current markets and customer base.

6. Default and Remedies

6.1 Default. Buyer is in default if (a) the Note Payment is 30-days past due or; (b) the Consulting Payment is 30 days past due (the "Default").

6.2 Consulting Default. If Buyer fails to pay the Consulting Payment when due, a 50% penalty will be applied to the unpaid amount. For example, if a $10,000 payment is missed, the amount owed will increase to $15,000.

6.3 Note Default. If Buyer fails to pay the Note Payment when due, a 50% penalty will be applied to the unpaid amount. For example, if a $10,000 payment is missed, the amount owed will increase to $15,000.

6.4 Remedy. If Buyer remains in Default for 90-days, Seller may instruct the Transfer Agent, via the irrevocable Power of Attorney included in Schedule H to re-issue the Control Shares to Seller. Buyer irrevocably consents to such transfer.

6.5 Forfeiture. Upon the occurrence of an Event of Default, Buyer shall forfeit any consideration previously paid under Paragraph l .2(i), (ii) or (iii). In addition to the foregoing and without limiting any other remedies available to Sellers hereunder, upon the occurrence of an Event of Default, the Control Shares shall be immediately and automatically returned and retransferred to Sellers free and clear of any liens, claims, or encumbrances created by Buyer or the Company, without the need for Buyer's consent, approval, or further action. The Irrevocable Power of Attorney executed by Buyer in favor of Sellers, as set forth in Schedule H (the ''POA''), shall serve as the primary documentation authorizing the Transfer Agent for the Company to effect such retransfer of the Control Shares to Sellers upon written notice from Sellers of an Event of Default. The Transfer Agent shall be entitled to rely solely on such notice and the POA in processing the retransfer; provided, however, that in the event the Transfer Agent require a medallion signature guarantee for such retransfer Buyer shall promptly provide such medallion signature guarantee to the Transfer Agent upon Sellers' request (which request may be made concurrently with or following the notice of an Event of Default). Buyer hereby waives any right to object or challenge such retransfer and irrevocably covenants to cooperate fully in providing any such medallion signature guarantee without delay. The POA shall remain irrevocable and in full force and effect until all obligations under the Agreement are fully satisfied.

7. Indemnification

7.1 Indemnification by Seller. Seller shall indemnify, defend, and hold harmless both Buyer personally and TMGI corporately from any losses arising from:

•	Undisclosed liabilities or obligations;
•	Breach of Seller's representations and warranties;
•	Any regulatory violations or penalties from pre-Closing period.

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7.2 Indemnification by Buyer. Buyer hereby agrees to indemnify, defend, and hold harmless Sellers, and each of their respective affiliates, officers, directors, employees, agents, successors, and assigns (collectively, the "Indemnified Parties"), from and against any and all claims, demands, actions, suits, losses, damages, liabilities, costs, and expenses (including, without limitation, reasonable attorneys' fees and disbursements) arising out of relating to, or resulting from (i) any breach or default by Buyer under the Agreement or this Amendment, (ii) the ownership, operation, management, or control of the Company or the Control Shares by Buyer or its affiliates after the Closing Date (as defined in the Agreement), (iii) any actions, omissions, or representations made by Buyer or the Company after the Closing Date, or (iv) any third-party claims related to the transactions contemplated by the Agreement occurring after the Closing Date. Buyer further releases Sellers and the Indemnified Parties from any and all claims, demands, or liabilities known or unknown, arising out of or relating to the transactions contemplated by the Agreement or the ownership, operation or control of the Company prior to the Closing Date. This indemnification and release shall survive the Closing and the termination or expiration of the Agreement.

7.3 Indemnification by the Company. The Company hereby indemnifies, defends and holds harmless Marc Angell Jeff Foster, Kelly Kirchhoff, and each of their respective affiliates, heirs, successors, and assigns (collectively, the "Management Indemnified Parties") from and against any and all claims, losses, damages liabilities, costs, and expenses (including reasonable attorneys' fees and disbursements) arising out of or relating to (i) the implementation of the foregoing, including the Consulting Payment's and continued consulting services to the Company; (ii) any alleged violations of SEC regulations or Florida law attributable to the Management Indemnified Parties' good-faith actions hereunder; or (iii) any third-party challenges to the fairness or authorization of the transactions contemplated herein, to the fullest extent permitted by Section 607.0851 of the FBCA and the Company's bylaws. This indenu1ification shall survive the termination of this Agreement and any related agreements. The Management Indemnified Parties shall also be entitled to advancement of expenses under Section 607.0855 of the FBCA upon receipt of an undertaking to repay if ultimately determined not entitled to indemnification

7.4 Corporate Veil Protection. The parties acknowledge and agree that Buyer is acquiring control of TMGI as a corporate entity, and that the corporate veil shall remain intact.

8. Regulatory Compliance and Recordkeeping

8.1 Filings. The parties shall cooperate on SEC, FINRA, and OTC Markets filings, including Forms 3, 4, and control disclosures within required timeframes.

8.2 Books and Records. Buyer shall update stock ledger and Transfer-Agent records within 30 business days after Closing.

8.3 Public Disclosure. The Company shall issue a press release or file an 8-K, if applicable, within two business days following Closing.

9. Miscellaneous

9.1 Entire Agreement. This Agreement, including Schedules A-H, constitutes the entire agreement and supersedes all prior understandings.

9.2 Governing Law; Venue. Florida law, without regard to conflict-of-laws principles, governs. Any dispute shall be resolved by binding arbitration in Miami-Dade County, Florida.

9.3 Amendments. Any amendment must be in a writing executed by Seller and Buyer.

9.4 Severability. If any provision is invalid, the remainder shall continue in full force.

9.5 Counterparts; E-Signature. This Agreement may be executed in counterparts, each an original, including via electronic signature, together one instrument.

9.6 Expenses. Each party bears its own expenses unless otherwise stated.

9.7 Notices. All notices must be in writing and deemed given upon (a) personal delivery, (b) email with confirmation, or (c) certified mail, return receipt requested, to the addresses set forth below or as updated by notice.

9.8 Dispute Resolution. Any disputes shall be resolved through binding arbitration in conducted remotely or in a mutually agreeable location. The costs of arbitration shall be borne equally by the parties, and each party shall bear their own attorney's fees, unless otherwise awarded by the arbitrator.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

/s/ Marc Angell

Marc Angell (Seller)

Date: 12/08/2025

/s/ Jacquie Angell

Jacquie Angell (Seller)

Date: 12/08/2025

For GetGolf.com

/s/ Jeff Foster

Jeff Foster (Buyer)

Date: 12/08/2025

THE MARQUIE GROUP, INC.

/s/ Marc Angell

Marc Angell, Chief Executive Officer (TMGI)

Date: 12/08/2025

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Schedule A – Capital Stock

Class	Shares	Holder	Description	Note
Series A Preferred	200	Marc Angell	“Control Shares” carry majority voting rights	Designee- Jeff Foster (67 Shares) Designee -Kelly Kirchhoff (133)
Common Stock	666,700	Angell Family Trust	Common Stock	Returned to Treasury

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Schedule B – CONSULTING AGREEMENT

Seller shall enter into a consulting agreement with the Company for a term of 12 months commencing upon Closing with monthly compensation of $12,500 to be paid on the first of every month (the "Consulting Payment(s)").

Duties. Seller agrees to:

•	Be responsive to Buyer and future TMGI team members;
•	Assist in handover to service providers;
•	Publicly support and communicate the transfer of control from Seller to Buyer in a positive, ongoing manner;
•	Provide approximately 20 hours per month of consulting services;
•	Not compete with TMGI for 3-years after Closing.

Performance Standards. Consulting Payments are contingent upon the Consultant's performance of duties in accordance with this Agreement. Company may only withhold Consulting Payments in the event of a material breach, as documented by written notice. Seller shall have 30 days to cure any alleged breach, and Consulting Payment obligations shall continue during the cure period. Disputes shall be resolved via arbitration prior to any termination or penalty. The Consultant shall have thirty (30) calendar days from the date of such notice to cure the breach to the Company's reasonable satisfaction.

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Schedule C – JACQUIE ANGELL PROMISSORY NOTE

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Schedule D – Excluded Assets

MUSIC OF YOUR LIFE, INC. (Nevada)

For purposes of Section 1.6, and the divestiture of assets, rights, and properties of Music of Your Life, Inc., all assets, rights, intellectual property, licenses, permits, contracts, digital accounts, physical equipment, recordings, content libraries, goodwill, and any other property or rights of any nature whatsoever, whether known or unknown, tangible or intangible, existing or later created, used in or relating to the Music of Your Life brand and business., whether held by Music of Your Life, Inc., TMGI, or any affiliate, are included in the divestiture to Marc and Jacquie Angell. This list is intended to be exhaustive and catch-all.

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Schedule E – BUYER'S ASSETS

1. Mountain Brook Golf Club

2. Apache Creek

3. Stand-by-Golf

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Schedule F – Service-Provider Balance

Provider	Amount
Jeff Turner - Lawyer	25,000
Chene Gardner - Accountant	9,500
Pacific Stock Transfer(1)	1,947
John Thomas	8,000

(1) On September 1, 2025, we entered into a three-year agreement with Pacific Stock Transfer which amortizes our past due invoices over 36 months, while adding the cost of monthly DWAC service, for a monthly total of $1,947.35. Balance represents monthly payment beginning in October.

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Schedule G – Service-Provider Monthly Budget

Name	Monthly	Notes
Pacific Stock Transfer	$1,947.35	Due Monthly
Chene Gardner - Accountant	$1,375.00	12 Month Amortization
LAO Professionals - Auditor	$1,333.00	12 Month Amortization
Globe Newswire	$646.85	Monthly Average
Global One - Edgar	$500.00	Monthly Average
	$5,802.20

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Schedule H - Irrevocable Power of Attorney (“POA”)

KNOW ALL PERSONS BY THESE PRESENTS:

That I, GetGolf.com (“Buyer”), hereby irrevocably appoint Marc Angell (“Seller”) as my lawful attorney-in-fact, with full authority and power, to perform the following specific act:

To instruct Pacific Stock Transfer, the Transfer Agent for The Marquie Group, Inc. (“TMGI”), to re-issue to Seller, Marc Angell, the “Control Shares” as described in Schedule A of the Purchase Agreement entered into by and between Buyer and Seller, dated September 18, 2025 (the “Agreement”), upon the occurrence of an uncured default by Buyer, as defined in Section 8.4 of the Agreement.

This Power of Attorney is coupled with an interest and is irrevocable by the Buyer and shall survive and remain effective until the full satisfaction of all obligations under the Agreement, including without limitation the full payment of the Jacquie Angell Note and any outstanding Consulting Payment due pursuant to Section 1.2 (i) of the Agreement.

Buyer hereby irrevocably consents to, ratifies, and confirms any action taken by Seller under this Power of Attorney and agrees to indemnify and hold harmless Seller and the Transfer Agent from and against any and all claims, damages, losses, liabilities, costs, and expenses arising out of or resulting from Seller’s lawful execution of powers granted herein.

IN WITNESS WHEREOF, this Irrevocable Power of Attorney is executed as of the ____ day of September 2025.

GetGolf.com (Buyer)

State of ______________ )

County of ____________ ) ss.

Subscribed and sworn to (or affirmed) before me on this ____ day of September 2025, by GetGolf.com, proved to me on the basis of satisfactory evidence to be the person who appeared before me.

Notary Public

My commission expires: _______________

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